Exhibit 99.1

Purchase, New York	Telephone: 914-253-2000	www.pepsico.com

Contacts: Investor	Media
Mike Nathenson	Jenny Schiavone
Senior Vice President, Investor Relations	Director, Financial Communications
914-253-3035	914-253-3941
email: mike.nathenson@pepsi.com	email: jenny.schiavone@pepsico.com
PepsiCo Delivers Fourth-Quarter and Full-Year Core EPS In-Line With Previous Guidance
•	Revenue grew 10 percent for the full year to $43.3 billion

•	Worldwide beverage and snacks volume both up 3 percent for the year

•	International full-year volume growth of 10 percent for beverages and 5.5 percent for snacks

•	Full-year reported EPS was $3.21; core EPS up 9 percent to $3.68

•	Fourth-quarter reported EPS of $0.46; core EPS up 11 percent to $0.88

•	Cash flow from operations of $7 billion

•	Productivity for Growth initiative on target to deliver cumulative savings of more than $1.2 billion over the next three years
PURCHASE, NY (Feb. 13, 2009) — PepsiCo, Inc. (NYSE: PEP) today reported solid results for the fourth quarter and full year 2008. For the full year, the company grew net revenue 10 percent to $43.3 billion and delivered earnings per share (EPS) of $3.21 on a reported basis. Excluding the impact of items affecting comparability1, PepsiCo’s full-year core EPS was up 9 percent to $3.68, in-line with previous guidance, reflecting the company’s balanced global portfolio of strong brands, consumer preferred innovation and net revenue management.
In the fourth quarter, PepsiCo delivered a 3 percent increase in net revenue and reported EPS of $0.46. Excluding the impact of items affecting comparability, the company’s fourth-quarter core EPS was up 11 percent to $0.88, in-line with previous guidance, reflecting strong net revenue management and cost discipline. Foreign exchange adversely impacted net revenue growth in the quarter by 5.5 percentage points and core EPS by $0.05.
Indra Nooyi, PepsiCo Chairman and Chief Executive Officer said, “PepsiCo’s operating agility and disciplined execution delivered solid results in an extremely difficult year. We expect 2009 will present a challenging environment. However, I am confident that we have robust plans and an

[1]	Please refer to “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits for a description of these items.

experienced team in place to navigate capably through the turbulent environment. More importantly, we are well positioned to manage our business to deliver short-term results while also driving long-term sustainable growth.”

	Summary of 2008 Division Results
	Fourth-Quarter % Growth				Full-Year % Growth
			Core*	Reported				Core*	Reported
			Division	Division				Division	Division
		Net	Operating	Operating			Net	Operating	Operating
	Volume	Revenue	Profit	Profit	Volume		Revenue	Profit	Profit
PAF	flat	5	11	2	1		11	10	8
FLNA	(1)	7	9	(0.5)	1		8	7	4
QFNA	flat	2	13	(5)	(1.5)		2	8	2.5
LAF	1	1	15	17	3		21	24	26

PAB	(6)	(10)	(16)	(67)	(3)		(1)	(7)	(19)

PI	8/14 **	12	4	(12)	8/13	**	19	16	13
UKEU	8/16	10	(9)	(27)	6/17		17	10	5
MEAA	8/13	15	63	84	10/11		22	24	25

Total Divisions	2/1 **	3	3	(19)	3/3	**	10	6	Flat

*	Core results are non-GAAP financial measures that exclude the commodity mark-to-market net impact included in corporate unallocated expenses, certain tax benefits, certain restructuring actions including, for 2008, a $543 million pre-tax charge associated with the company’s Productivity for Growth initiative and a $138 million pre-tax charge for the company’s share of The Pepsi Bottling Group’s restructuring initiative and impairment charge. For more information about our core results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits.

**	Snacks/beverages
PepsiCo Americas Foods (PAF) delivered double-digit core division operating profit growth for both the full year and the fourth quarter, despite continued commodity cost pressure. In the quarter, net revenue grew 5 percent and core operating profit grew 11 percent. Foreign exchange adversely impacted net revenue and core operating profit growth by 5 percentage points and 4.5 percentage points, respectively.
Frito-Lay North America (FLNA) performed well in the fourth quarter. Net revenue grew 7 percent, reflecting growth across all retail channels in the United States. Core operating profit grew 9 percent, driven by successful net revenue management and favorable price elasticity, partially offset by higher commodity costs. Volume was down less than one percent in the quarter, attributable to weight outs.
A broad innovation line-up is expected to contribute to continued top-line growth in 2009. In the second quarter of 2009, FLNA intends to increase its value offerings to consumers on its corn-based Tostitos, Fritos, Cheetos and Doritos by adding 20 percent more product into its take-home bags without increasing the price.

At Quaker Foods North America (QFNA) in the fourth quarter, net revenue grew 2 percent and core operating profit grew 13 percent. Production returned to normal levels in the fourth quarter following a flood at QFNA’s major manufacturing facility in Cedar Rapids, Iowa, at the end of the second quarter. In addition, effective net pricing and cost discipline contributed to core operating profit growth.
At Latin America Foods (LAF) net revenue increased 1 percent and core operating profit grew 15 percent, despite unfavorable foreign exchange impact. Foreign exchange adversely impacted net revenue and core operating profit growth by 11 percentage points and 16 percentage points, respectively. Net revenue growth was driven by favorable effective net pricing. An insurance recovery associated with asset losses resulting from a 2007 fire at a snack plant in Brazil contributed 4 percentage points to core operating profit growth.
Volume increased nearly 1 percent in the quarter, reflecting mid-single-digit volume growth at both Gamesa in Mexico and also in our foods businesses in South America. Volume growth was partially offset by a double-digit volume decline at Sabritas in Mexico, primarily attributable to weight outs.
PepsiCo Americas Beverages (PAB) navigated a challenging year in the United States as the liquid refreshment category declined for the first time on a year-over-year basis. PAB volume declined 3 percent for the year. In the fourth quarter, volume declined 6 percent and net revenue declined 10 percent partly due to the lapping of the launch of G2 and SoBe Lifewater in the year ago period as well as the timing of shipments related to the revitalization of our North American beverage portfolio. Core operating profit declined 16 percent, largely due to softer volume and higher input costs. Foreign exchange adversely impacted net revenue and core operating profit growth by 2 percentage points and 3.5 percentage points, respectively.
At the end of the fourth quarter, PAB started the rollout of a revitalized beverage portfolio into the North American market. PAB’s portfolio features new brand identities for trademarks Gatorade, Pepsi, Sierra Mist and Mtn Dew, as well as key product innovations such as a new formulation of SoBe Lifewater, sweetened with PureViaTM, an all-natural, zero-calorie sweetener recently approved by the FDA. The revitalized portfolio is supported by all-new, multi-platform marketing campaigns.
The company’s LAB business continues to generate solid top-line volume and bottom-line results.
PepsiCo International (PI) delivered core operating profit growth for the year of 16 percent on snack volume growth of 8 percent and beverage volume growth of 13 percent. For the quarter, core operating profit was up 4 percent on similar volume growth, reflecting a 15 percentage point adverse foreign exchange impact.
In the quarter, the Middle East/Africa/Asia (MEAA) segment grew snack volume by 8 percent, driven by double-digit growth in China, and growth in other emerging markets such as South Africa and the Middle East. MEAA snack growth was slightly offset by a low-single-digit volume decline in India due in part to a potato shortage. Beverage volume grew 13 percent and was broad-based, driven by double-digit growth in India and China.

MEAA net revenue grew 15 percent and core operating profit improved 63 percent in the quarter off of a relatively small base. Core operating profit growth was driven by positive net pricing and favorable mix. Foreign exchange negatively impacted net revenue growth by 8 percentage points and core operating profit growth by 29 percentage points. The net impact of acquisitions and divestitures contributed 1 percentage point to net revenue growth and decreased core operating profit by 3 percentage points.
In the quarter the UK/Europe (UKEU) segment grew snack volume 8 percent, including 5 percentage points from PI’s Marbo and Penelopa acquisitions. In Russia, double-digit volume growth in snacks resulted from improved distribution and the strength of locally relevant brand extensions. At Walkers in the United Kingdom, volume was down low-single-digits, reflecting pricing to offset increased input costs.
UKEU beverage volume grew 16 percent in the fourth quarter. The expansion of the Pepsi Lipton joint venture across Western Europe and the Lebedyansky acquisition in Russia were the primary drivers of beverage volume growth.
For the full year, UKEU grew net revenue 17 percent and core operating profit 10 percent. In the quarter, net revenue grew 10 percent and core operating profit was down 9 percent, impacted by commodity inflation. Foreign exchange adversely impacted both net revenue and core operating profit growth by 12 percentage points in the quarter; acquisitions contributed 14 percentage points to net revenue growth and 7 percentage points to operating profit growth. Financial results for the Marbo acquisition in Serbia and the Lebedyansky acquisition in Russia are reflected in this quarter’s reported performance for the first time.
Corporate Unallocated
For the quarter, net mark-to-market losses on commodity hedges were $227 million, compared with an $18 million gain in the comparable period a year ago. Other corporate unallocated costs decreased $100 million compared to the fourth quarter of last year, reflecting reductions in deferred compensation costs (which were offset by an increase in net interest expense from losses on investments used to economically hedge these costs) and lower employee-related costs. Net interest expense increased $108 million, due to hedge losses on investments associated with deferred compensation, debt associated with the Lebedyansky acquisition and share repurchases.
PepsiCo’s reported tax rate was 28.9 percent for the fourth quarter and 26.8 percent for the full year. Excluding the impact of items affecting comparability, PepsiCo’s core tax rate was 27.7 percent for the fourth quarter and 26.9 percent for the full year.
As part of its commitment to returning cash to its shareholders, the company spent $4.7 billion repurchasing its shares in 2008.
Productivity for Growth
The company expects its productivity program will produce cumulative pre-tax savings of more than $1.2 billion over the next 3 years with $350 million to $400 million of cost savings flowing through in 2009. As a result of the program, the company incurred a pre-tax charge of $543 million in the fourth quarter of 2008, comprised of: $212 million of severance and other employee-related costs associated with the termination of about 3,500 employees; $149 million for asset impairments (all non-cash) resulting from plant closures and related actions; and $182 million for other costs. In total, the charges related to the Productivity for Growth program are expected to be $575 million to $600 million. The bulk of the program was completed by year-end, and the company expects the remaining initiatives will take place in the first half of 2009.
2008 Cash Flow
PepsiCo generated $7.0 billion in cash provided by operating activities, including $159 million of cash payments associated with Productivity for Growth. Net capital spending totaled $2.3 billion.
2009 Guidance
PepsiCo is confident in the underlying strength of its business and in its ability to generate solid top- and bottom-line performance in 2009 on a constant currency basis. However, with all of the uncertainties in the current macroeconomic environment, the company believes that it is prudent to offer a much wider range in our guidance than it has in the past. PepsiCo is therefore providing full-year 2009 guidance for both net revenue and core2 EPS of mid- to high-single-digit growth on a constant currency2 basis. The company anticipates foreign exchange, at current spot rates, would adversely impact constant-currency core EPS by approximately 8 percentage points.
In 2009, given current market conditions, the company does not anticipate selling shares of its anchor bottlers, The Pepsi Bottling Group (PBG) or Pepsi Americas, Inc. (PAS). PBG and PAS share sales collectively added $0.06 to PepsiCo’s full year 2008 core EPS, and the assumption that shares will not be sold in 2009 has been factored into 2009 guidance.
The company expects the first half of 2009 — and the first quarter in particular — will present the most difficult year-over-year comparisons, in part reflecting commodity costs and foreign exchange rates.
PepsiCo will make a discretionary $1 billion contribution to its pension fund ($640 million after-tax cash impact). Excluding this item, cash from operating activities is expected to be about the same as 2008. The company expects a high-single-digit decrease in net capital spending.
In addition, the company intends, subject to market conditions, to spend up to $2.5 billion repurchasing its shares in 2009. The company expects its full-year reported and core tax rates to be about the same as the core tax rate in 2008.

[2]	Please refer to the Glossary for definitions of Constant Currency and Core, and for a description of the items excluded from our Core EPS guidance for 2009.
####

About PepsiCo
PepsiCo is one of the world’s largest food and beverage companies, with 2008 annual revenues of more than $43 billion. The company employs approximately 198,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 18 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones Sustainability North America Index and the Dow Jones Sustainability World Index. For more information, please visit www.pepsico.com.
Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance, including our 2009 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for our products, as a result of shifts in consumer preferences or otherwise; increased costs, disruption of supply or shortages of raw materials and other supplies; unfavorable economic conditions and increased volatility in foreign exchange rates; our ability to build and sustain proper information technology infrastructure, successfully implement our ongoing business process transformation initiative or outsource certain functions effectively; damage to our reputation; trade consolidation, the loss of any key customer, or failure to maintain good relationships with our bottling partners; our ability to hire or retain key employees or a highly skilled and diverse workforce; changes in the legal and regulatory environment; disruption of our supply chain; unstable political conditions, civil unrest or other developments and risks in the countries where we operate; and risks that benefits from our Productivity for Growth initiative may not be achieved, may take longer to achieve than expected or may cost more than currently anticipated. For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Miscellaneous Disclosures
Conference Call. At 9:00 a.m. (Eastern Time) today, the company will host a conference call with investors to discuss fourth-quarter 2008 results and the outlook for 2009. For details, visit the company’s website at www.pepsico.com, under “Financial News” in the “Investors” section.
Reconciliation. In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found in the attached exhibits, as well as on the company’s website at www.pepsico.com, under “Financial News” in the “Investors” section. Our non-GAAP measures exclude from reported results those items that management believes are not indicative of our ongoing performance and how management evaluates our operating results and trends.

Glossary
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers. Volume for products sold by PepsiCo’s bottlers is reported by PepsiCo on a monthly basis, with the fourth quarter comprising September, October, November and December.
Core: Core results are non-GAAP financial measures that exclude the commodity mark-to-market net impact included in corporate unallocated expenses, certain tax benefits, certain restructuring actions including, for 2008, a $543 million pre-tax charge for restructuring actions associated with the company’s Productivity for Growth initiative and a $138 million pre-tax charge for the company’s share of The Pepsi Bottling Group’s restructuring initiative and impairment charge. Core EPS guidance for 2009 excludes the following: commodity mark-to-market net impact; costs associated with the Productivity for Growth initiative, currently expected to be approximately $30 million to $60 million on a pre-tax basis; and our share of The Pepsi Bottling Group’s restructuring initiative and impairment charge, currently expected to be approximately $20 million on a pre-tax basis.
For more details and reconciliations of our Core results, see “Reconciliation of GAAP and Non-GAAP Information” in the exhibits attached hereto.
Constant Currency: The Company is providing 2009 net revenue and core EPS guidance assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable period during 2008. The impact on EPS is determined using the impact to operating profit on a tax-effected basis using PepsiCo’s anticipated effective tax rate.
Division Operating Profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: The combined impact of mix and price.
Mark-to-market gain or loss or net impact: Change in market value for commodity contracts, that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
Net pricing: The combined impact of list price changes, weight changes per package, discounts and allowances.
Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.
Pricing: The impact of list price changes and weight changes per package.

PepsiCo, Inc. and Subsidiaries
Summary of PepsiCo 2008 Results
(unaudited)

	Summary of PepsiCo 2008 Results
	Reported Growth (%)		Core* Growth (%)
	Fourth Quarter	Full-Year	Fourth Quarter	Full-Year
Volume (Servings)	1	3	1	3
Net Revenue	3	10	3	10
Operating Profit	(30)	(3)	9	8
Division Operating Profit	(19)	Flat	3	6
Net Income	(43)	(9)	6	5
Earnings Per Share (EPS)	(41)	(6)	11	9

EPS ($ per share)	$0.46	$3.21	$0.88	$3.68

*	Core results are financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) and exclude the mark-to-market net impact on commodity hedges recorded in 2008 and 2007, the impact of restructuring and impairment charges recorded in 2008 and 2007 (including, for 2008, charges associated with our Productivity for Growth initiatives), our share of PBG’s restructuring and impairment charges recorded in 2008 and certain non-cash tax benefits recorded in 2007. See schedules A-9 through A-13 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.
A – 1

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts)

	Quarter Ended		Year Ended
	12/27/08	12/29/07	12/27/08	12/29/07
	(unaudited)		(unaudited)
Net Revenue	$12,729	$12,346	$43,251	$39,474

Costs and Expenses
Cost of sales	6,171	5,784	20,351	18,038
Selling, general and administrative expenses	5,324	4,811	15,901	14,208
Amortization of intangible assets	21	21	64	58

Operating Profit	1,213	1,730	6,935	7,170

Bottling Equity (Expense)/Income	(65)	95	374	560
Interest Expense, Net	(136)	(28)	(288)	(99)

Income before Income Taxes	1,012	1,797	7,021	7,631

Provision for Income Taxes	293	535	1,879	1,973

Net Income	$719	$1,262	$5,142	$5,658

Diluted
Net Income Per Common Share	$0.46	$0.77	$3.21	$3.41
Average Shares Outstanding	1,578	1,645	1,602	1,658
A – 2

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions)

	Quarter Ended		Year Ended
	12/27/08	12/29/07	12/27/08	12/29/07
	(unaudited)		(unaudited)
Net Revenue

Frito-Lay North America	$3,770	$3,510	$12,507	$11,586
Quaker Foods North America	610	596	1,902	1,860
Latin America Foods	1,857	1,831	5,895	4,872

PepsiCo Americas Foods	6,237	5,937	20,304	18,318

PepsiCo Americas Beverages	2,774	3,089	10,937	11,090

United Kingdom & Europe	2,014	1,837	6,435	5,492
Middle East, Africa & Asia	1,704	1,483	5,575	4,574

PepsiCo International	3,718	3,320	12,010	10,066

Total Net Revenue	$12,729	$12,346	$43,251	$39,474

Operating Profit

Frito-Lay North America	$806	$811	$2,959	$2,845
Quaker Foods North America	160	169	582	568
Latin America Foods	251	213	897	714

PepsiCo Americas Foods	1,217	1,193	4,438	4,127

PepsiCo Americas Beverages	179	544	2,026	2,487

United Kingdom & Europe	168	230	811	774
Middle East, Africa & Asia	68	37	667	535

PepsiCo International	236	267	1,478	1,309

Division Operating Profit	1,632	2,004	7,942	7,923

Corporate - Net Impact of Mark-to-Market on Commodity Hedges	(227)	18	(346)	19
Corporate - Other	(192)	(292)	(661)	(772)

Corporate Unallocated	(419)	(274)	(1,007)	(753)

Total Operating Profit	$1,213	$1,730	$6,935	$7,170

A – 3

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions)

	Year Ended
	12/27/08	12/29/07
	(unaudited)
Operating Activities
Net income	$5,142	$5,658
Depreciation and amortization	1,543	1,426
Stock-based compensation expense	238	260
Restructuring and impairment charges	543	102
Excess tax benefits from share-based payment arrangements	(107)	(208)
Cash payments for restructuring charges	(180)	(22)
Pension and retiree medical plan contributions	(219)	(310)
Pension and retiree medical plan expenses	459	535
Bottling equity income, net of dividends	(202)	(441)
Deferred income taxes and other tax charges and credits	573	118
Change in accounts and notes receivable	(549)	(405)
Change in inventories	(345)	(204)
Change in prepaid expenses and other current assets	(68)	(16)
Change in accounts payable and other current liabilities	718	522
Change in income taxes payable	(180)	128
Other, net	(367)	(209)

Net Cash Provided by Operating Activities	6,999	6,934

Investing Activities
Capital spending	(2,446)	(2,430)
Sales of property, plant and equipment	98	47
Proceeds from finance assets	—	27
Acquisitions and investments in noncontrolled affiliates, net	(1,919)	(1,320)
Cash restricted for pending acquisitions	(40)	—
Cash proceeds from sale of The Pepsi Bottling Group (PBG) and PepsiAmericas, Inc. (PAS) stock	358	315
Short-term investments, net	1,282	(383)

Net Cash Used for Investing Activities	(2,667)	(3,744)

Financing Activities
Proceeds from issuances of long-term debt	3,719	2,168
Payments of long-term debt	(649)	(579)
Short-term borrowings, net	445	(395)
Cash dividends paid	(2,541)	(2,204)
Share repurchases - common	(4,720)	(4,300)
Share repurchases - preferred	(6)	(12)
Proceeds from exercises of stock options	620	1,108
Excess tax benefits from share-based payment arrangements	107	208

Net Cash Used for Financing Activities	(3,025)	(4,006)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(153)	75

Net Increase/(Decrease) in Cash and Cash Equivalents	1,154	(741)

Cash and Cash Equivalents - Beginning of year	910	1,651

Cash and Cash Equivalents - End of year	$2,064	$910

A – 4

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	12/27/08	12/29/07
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,064	$910
Short-term investments	213	1,571

Accounts and notes receivable, net	4,683	4,389

Inventories
Raw materials	1,228	1,056
Work-in-process	169	157
Finished goods	1,125	1,077

	2,522	2,290

Prepaid expenses and other current assets	1,324	991

Total Current Assets	10,806	10,151

Property, plant and equipment, net	11,663	11,228
Amortizable intangible assets, net	732	796

Goodwill	5,124	5,169
Other nonamortizable intangible assets	1,128	1,248

Nonamortizable Intangible Assets	6,252	6,417

Investments in noncontrolled affiliates	3,883	4,354
Other assets	2,658	1,682

Total Assets	$35,994	$34,628

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term obligations	$369	$–
Accounts payable and other current liabilities	8,273	7,602
Income taxes payable	145	151

Total Current Liabilities	8,787	7,753

Long-term debt obligations	7,858	4,203
Other liabilities	7,017	4,792
Deferred income taxes	226	646

Total Liabilities	23,888	17,394

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(138)	(132)

Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	351	450
Retained earnings	30,638	28,184
Accumulated other comprehensive loss	(4,694)	(952)
Repurchased common stock	(14,122)	(10,387)

Total Common Shareholders’ Equity	12,203	17,325

Total Liabilities and Shareholders’ Equity	$35,994	$34,628

A – 5

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions, except dollar amounts, and unaudited)

	Quarter ended		Year ended
	12/27/08	12/29/07	12/27/08	12/29/07
Beginning Net Shares Outstanding	1,557	1,610	1,605	1,639
Options Exercised/Restricted Stock Units Converted	3	10	16	30
Shares Repurchased	(7)	(15)	(68)	(64)

Ending Net Shares Outstanding	1,553	1,605	1,553	1,605

Weighted Average Basic	1,554	1,608	1,573	1,621
Dilutive securities:
Options	19	31	23	31
Restricted Stock Units	4	5	4	4
ESOP Convertible Preferred Stock/Other	1	1	2	2

Weighted Average Diluted	1,578	1,645	1,602	1,658

Average Share Price for the period	$59.25	$73.84	$66.16	$68.23
(Decline)/Growth Versus Prior Year	(20)%	16%	(3)%	12%

Options Outstanding	104	109	109	121
Options in the Money	81	109	101	118
Dilutive Shares from Options	19	31	23	31
Dilutive Shares from Options as a % of Options in the Money	22%	29%	23%	26%

Average Exercise Price of Options in the Money	$45.86	$47.43	$48.45	$46.35

Restricted Stock Units Outstanding	6	7	7	8
Dilutive Shares from Restricted Stock Units	4	5	4	4

Average Intrinsic Value of Restricted Stock Units Outstanding*	$63.18	$58.63	$63.14	$58.51

*	Weighted-average intrinsic value at grant date
A – 6

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts, and unaudited)
COMPARISON OF CORE RESULTS*

	Quarter Ended		Year Ended
	12/27/08	12/29/07	12/27/08	12/29/07
Net Revenue	$12,729	$12,346	$43,251	$39,474

Costs and Expenses
Cost of sales	6,084	5,784	20,264	18,038
Selling, general and administrative expenses	4,641	4,727	15,099	14,125
Amortization of intangible assets	21	21	64	58

Operating Profit	1,983	1,814	7,824	7,253

Bottling Equity Income	73	95	512	560
Interest Expense, Net	(136)	(28)	(288)	(99)

Income before Income Taxes	1,920	1,881	8,048	7,714

Provision for Income Taxes	532	575	2,161	2,127

Net Income	$1,388	$1,306	$5,887	$5,587

Diluted
Net Income Per Common Share	$0.88	$0.79	$3.68	$3.37
Average Shares Outstanding	1,578	1,645	1,602	1,658

*	Core results are non-GAAP financial measures that exclude the mark-to-market net impact on commodity hedges recorded in 2008 and 2007, the impact of restructuring and impairment charges recorded in 2008 and 2007 (including, for 2008, charges associated with our Productivity for Growth initiatives), our share of PBG’s restructuring and impairment charges recorded in 2008 and certain non-cash tax benefits recorded in 2007. See schedules A-9 through A-13 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.
A – 7

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited)
COMPARISON OF CORE RESULTS*

	Quarter Ended		Year Ended
	12/27/08	12/29/07	12/27/08	12/29/07
Net Revenue

Frito-Lay North America	$3,770	$3,510	$12,507	$11,586
Quaker Foods North America	610	596	1,902	1,860
Latin America Foods	1,857	1,831	5,895	4,872

PepsiCo Americas Foods	6,237	5,937	20,304	18,318

PepsiCo Americas Beverages	2,774	3,089	10,937	11,090

United Kingdom & Europe	2,014	1,837	6,435	5,492
Middle East, Africa & Asia	1,704	1,483	5,575	4,574

PepsiCo International	3,718	3,320	12,010	10,066

Total Net Revenue	$12,729	$12,346	$43,251	$39,474

Operating Profit

Frito-Lay North America	$914	$839	$3,067	$2,873
Quaker Foods North America	191	169	613	568
Latin America Foods	291	252	937	753

PepsiCo Americas Foods	1,396	1,260	4,617	4,194

PepsiCo Americas Beverages	468	556	2,315	2,499

United Kingdom & Europe	218	239	861	783
Middle East, Africa & Asia	83	51	682	549

PepsiCo International	301	290	1,543	1,332

Division Operating Profit	2,165	2,106	8,475	8,025

Corporate Unallocated	(182)	(292)	(651)	(772)

Total Operating Profit	$1,983	$1,814	$7,824	$7,253

*	Core results are non-GAAP financial measures that exclude the mark-to-market net impact on commodity hedges recorded in 2008 and 2007, the impact of restructuring and impairment charges recorded in 2008 and 2007 (including, for 2008, charges associated with our Productivity for Growth initiatives), and our share of PBG’s restructuring and impairment charges recorded in 2008. See schedules A-9 through A-13 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.
A – 8

Reconciliation of GAAP and Non-GAAP Information
(unaudited)
Core results and division operating profit are non-GAAP financial measures for the reasons listed below. However, we believe investors should consider these measures as they are more indicative of our ongoing performance and with how management evaluates our operational results and trends.
In the fourth quarter and full year ended 2008, we recognized $227 million and $346 million, respectively, of mark-to-market net losses on commodity hedges in corporate unallocated expenses. In the fourth quarter and full year ended 2007, we recognized $18 million and $19 million, respectively, of mark-to-market net gains on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. Certain of these commodity derivatives do not qualify for hedge accounting treatment and are marked to market with the resulting gains and losses recognized in corporate unallocated expenses. These gains and losses are subsequently reflected in division results when the divisions take delivery of the underlying commodity.
As a result of our Productivity for Growth program, in the fourth quarter of 2008 we recorded restructuring and impairment charges of $543 million. The program includes actions in all segments of the business, including the closure of six plants, that we believe will increase cost competitiveness across the supply chain, upgrade and streamline our product portfolio and simplify the organization for more effective and timely decision-making.
In addition, in the fourth quarter of 2008, PBG implemented a restructuring initiative across all of its geographic segments. PBG also recognized an asset impairment charge related to its business in Mexico. Consequently, a non-cash charge of $138 million was included in bottling equity income as part of recording our share of PBG’s financial results.
In the fourth quarter of 2007, we recorded restructuring and impairment charges of $102 million in connection with plant closings and production line rationalizations. Additionally, in the third and fourth quarter of 2007, we recognized $115 million and $14 million, respectively, of non-cash tax benefits related to the favorable resolution of certain foreign tax matters.
We believe investors should consider the following non-GAAP financial measures with respect to our quarterly and full year results:
•	Our 2008 and 2007 division operating profit and our 2008 division operating profit growth;

•	Our 2008 and 2007 division operating profit and total operating profit excluding the impact of restructuring and impairment charges (including, for 2008, charges associated with our Productivity for Growth initiatives); 2008 and 2007 total operating profit excluding the mark-to-market net impact on commodity hedges; and our 2008 division operating growth and total operating profit growth excluding the impact of each of these items;

•	Our 2008 and 2007 effective tax rate excluding the impact of the restructuring and impairment charges (including, for 2008, charges associated with our Productivity for Growth initiatives) and mark-to-market net impact on our commodity hedges; our 2008 effective tax rate without our share of PBG’s restructuring and impairment charges; and our 2007 effective tax rate without the impact of the tax benefits; and

•	Our 2008 net income and diluted EPS excluding the impact of charges associated with our Productivity for Growth initiatives, mark-to-market net losses on commodity hedges, and our share of PBG’s restructuring and impairment charges; our 2007 net income and diluted EPS excluding the impact of restructuring and impairment charges, mark-to-market net gains on commodity hedges and tax benefits; and our 2008 net income and diluted EPS growth excluding the impact of each of these items.
A – 9

Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
We are not able to reconcile our constant currency guidance to reported dilutive EPS because we are unable to predict our 2009 projected full-year reported diluted EPS including the impact of foreign exchange or the mark-to-market gains or losses on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. Therefore, we are unable to provide a reconciliation of our 2009 projected full-year reported EPS including the impact of foreign exchange and the mark-to-market net losses or gains on commodity hedges recognized in corporate unallocated expenses.
References in the following reconciliations to “Impact of Restructuring and Impairment Charges” include, for 2008, charges associated with our Productivity for Growth initiatives.
A – 10

Reconciliation of GAAP and Non-GAAP Information (cont.)
($ in millions, unaudited)
Operating Profit Growth Reconciliation

	Quarter Ended	Year Ended
	12/27/08	12/27/08
Division Operating Profit Growth	(19)%	–%
Impact of Corporate Unallocated	(11)	(3.5)

Reported Total Operating Profit Growth	(30)%	(3) %*

*	Does not sum due to rounding.

	Quarter Ended	Year Ended
	12/27/08	12/27/08
Reported Total Operating Profit Growth	(30)%	(3)%
Impact of Mark-to-Market Net Losses on Commodity Hedges	14	5
Impact of Restructuring and Impairment Charges	26	6

Total Operating Profit Growth Excluding above Items	9%*	8%

*	Does not sum due to rounding.
Net Income Growth Reconciliation

	Quarter Ended	Year Ended
	12/27/08	12/27/08
Net Income Growth	(43)%	(9)%
Impact of Mark-to-Market Net Losses on Commodity Hedges	12	4
Impact of Restructuring and Impairment Charges	28	6
Impact of PBG’s Restructuring and Impairment Charges	9	2
Impact of Tax Benefits	1	2

Net Income Growth Excluding above Items	6%*	5%

*	Does not sum due to rounding.
Effective Tax Rate Reconciliation (Quarter Ended 12/27/08)

	Pre-tax	Income	Effective
	Income	Taxes	Tax Rate
Reported Effective Tax Rate	$1,012	$293	28.9%
Impact of Mark-to-Market Net Losses	227	80
Impact of Restructuring and Impairment Charges	543	135
Impact of PepsiCo Share of PBG’s Restructuring and Impairment Charges	138	24

Effective Tax Rate Excluding above Items	$1,920	$532	27.7%

Effective Tax Rate Reconciliation (Year Ended 12/27/08)

	Pre-tax	Income	Effective
	Income	Taxes	Tax Rate
Reported Effective Tax Rate	$7,021	$1,879	26.8%
Impact of Mark-to-Market Net Losses	346	123
Impact of Restructuring and Impairment Charges	543	135
Impact of PepsiCo Share of PBG’s Restructuring and Impairment Charges	138	24

Effective Tax Rate Excluding above Items	$8,048	$2,161	26.9%

A – 11

Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
Diluted EPS Reconciliation

	Quarter	Quarter
	Ended	Ended
	12/27/08	12/29/07	Growth
Reported Diluted EPS	$0.46	$0.77	(41)%
Impact of Mark-to-Market Net Losses/(Gains) on Commodity Hedges	0.09	(0.01)
Impact of Restructuring and Impairment Charges	0.26	0.04
Impact of PBG’s Restructuring and Impairment Charges	0.07	—
Impact of Tax Benefits	—	(0.01)

Diluted EPS Excluding above Items	$0.88	$0.79	11%

Diluted EPS Reconciliation

	Year		Year
	Ended		Ended
	12/27/08		12/29/07	Growth
Reported Diluted EPS	$3.21		$3.41	(6)%
Impact of Mark-to-Market Net Losses/(Gains) on Commodity Hedges	0.14		(0.01)
Impact of Restructuring and Impairment Charges	0.25		0.04
Impact of PBG’s Restructuring and Impairment Charges	0.07		—
Impact of Tax Benefits	—		(0.08)

Diluted EPS Excluding above Items	$3.68	*	$3.37 *	9%

*	Does not sum due to rounding
A – 12

Reconciliation of GAAP and Non-GAAP Information (cont.)
Reported Operating Profit Growth and Operating Profit Growth Rates Excluding Restructuring and
Impairment Charges
(unaudited)

	Quarter Ended	Year Ended
	12/27/08	12/27/08
Frito Lay North America
Reported Operating Profit Growth	(0.5)%	4%
Impact of Restructuring and Impairment Charges	10	3

Operating Profit Growth Excluding above Items	9%*	7%

Quaker Foods North America
Reported Operating Profit Growth	(5)%	2.5%
Impact of Restructuring and Impairment Charges	18	5

Operating Profit Growth Excluding above Items	13%	8%

Latin America Foods
Reported Operating Profit Growth	17%	26%
Impact of Restructuring and Impairment Charges	(2)	(1)

Operating Profit Growth Excluding above Items	15%	24%*

PepsiCo Americas Foods
Reported Operating Profit Growth	2%	8%
Impact of Restructuring and Impairment Charges	9	3

Operating Profit Growth Excluding above Items	11%	10%*

PepsiCo Americas Beverages
Reported Operating Profit Growth	(67)%	(19)%
Impact of Restructuring and Impairment Charges	51	11

Operating Profit Growth Excluding above Items	(16)%	(7) %*

United Kingdom & Europe
Reported Operating Profit Growth	(27)%	5%
Impact of Restructuring and Impairment Charges	18	5

Operating Profit Growth Excluding above Items	(9)%	10%

Middle East, Africa & Asia
Reported Operating Profit Growth	84%	25%
Impact of Restructuring and Impairment Charges	(20)	—

Operating Profit Growth Excluding above Items	63%*	24%*

PepsiCo International
Reported Operating Profit Growth	(12)%	13%
Impact of Restructuring and Impairment Charges	16	3

Operating Profit Growth Excluding above Items	4%	16%

Total Divisions
Reported Operating Profit Growth	(19)%	—%
Impact of Restructuring and Impairment Charges	21	5

Operating Profit Growth Excluding above Items	3%*	6%*

*	Does not sum due to rounding
A – 13